Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeff Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _________________________________________________________

AETNA CHIEF INVESTMENT OFFICER TIMOTHY A. HOLT TO RETIRE

HARTFORD, Conn., December 18, 2007― Aetna (NYSE: AET) today announced that Aetna Senior Vice President and Chief Investment Officer Timothy A. Holt plans to retire in the first quarter of 2008.  Holt, 54, has been chief investment officer since September 1997.

Upon his retirement, Jean LaTorre, currently vice president and head of fixed income investments for Aetna, will become chief investment officer, reporting to Executive Vice President and CFO Joseph M. Zubretsky.

“Tim Holt has had a remarkable career spanning more than 30 years of service to Aetna,” said Ronald A. Williams, chairman and CEO.  “Those of us who have worked with Tim have come to know that he is a man of sound financial judgment and great skills in managing a complex investment portfolio.  These characteristics have served Aetna well, especially in the difficult years before the company’s turnaround.  We greatly appreciate Tim’s many contributions and respect his decision to retire.  I wish Tim and his family much success and happiness in the next phase of his life.”

Holt joined Aetna in 1977 as a securities analyst in the Bond Investment Department, where he held increasingly responsible positions.  He was promoted to vice president and head of the Public Bond Group in 1987.  In August 1989, he assumed the position of vice president, Finance, and treasurer of Aetna Life & Casualty.  In April 1991, he returned to Investments as vice president and senior portfolio manager.  In January 1996, he was named senior vice president and chief financial officer for Aetna Financial Services.  He assumed management responsibility for the Large Case Pension business in 2002, and in September 2004 became responsible for Enterprise Risk Management.

Under Holt’s stewardship, Aetna’s investment portfolio has performed consistently well, even through the volatile markets of the past few months.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.4 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, government-sponsored plans and expatriates. www.aetna.com

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